Pricing Supplement No. 11 Dated June 18, 2000
(To Prospectus Dated January 6, 2000
 and Prospectus Supplement Dated January 31, 2000)

                                                                Rule 424(b)(3)
                                                             Registration Stmt.
                                                                 No. 333-91953
                               U.S.$12,000,000,000
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Credit has designated $200,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Lehman Brothers Inc. has agreed to purchase $200,000,000 aggregate principal amount of the Notes at a price of 99.94569% of their principal amount for resale at varying prices related to prevailing market prices determined by Lehman Brothers Inc. at the time of resale. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Issue Date:                   June 21, 2000

         Maturity Date:                June 20, 2003

         Initial Principal Amount:     $200,000,000

         Interest Rate Basis:          LIBOR Telerate having an
                                       Index Maturity of three
                                       months plus 29 basis points (0.29%)

         Interest Reset Dates:         On the Issue Date and
                                       thereafter quarterly
                                       on the 20th day of each March, June,
                                       September and December, until the
                                       Notes are paid in full

         Interest Payment Dates:       Quarterly on the 20th day of
                                       each March, June, September
                                       and December, beginning
                                       September 20, 2000,
                                       and at Maturity

         CUSIP No.:                    345402 5D9

         Interest Determination Date:  Two London banking days prior to each Interest Reset Date

         Reference Agent:              The Chase Manhattan Bank

                                 LEHMAN BROTHERS